Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Steven D. Lance
May 13, 2015	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Receives $3.0 Million Order for High Performance YIG Tuned Filter Products

SAN RAMON, Calif. — May 13, 2015 -- Giga-tronics Incorporated announced today that it has received a $3.0 million order extending ongoing production of its high performance YIG filters for a major aerospace company. The Company expects to start shipments for this order in September 2015. The order will be fulfilled by Giga-tronics' Microsource subsidiary co-located with the Company’s instrument division in San Ramon, California. John Regazzi, President and CEO of Giga-tronics, said “We are pleased to have our customer’s continued confidence in Giga-tronics to deliver this sole sourced product on time, while meeting their high standards for quality and reliability.”

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, sales of new products, long term growth, shipments, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System, receipt or timing of future orders, cancellations or deferrals, our ability to continue as a going concern, our need for additional financing, possible delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 29, 2014, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Results of Operations".

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